ITEM 77K

BARINGS GLOBAL SHORT DURATION HIGH YIELD FUND

Item 4.01 Change in Registrant's Certifying Accountant

(a) Based on a recommendation by Barings Global Short Duration
High Yield Fund's (the "Registrant") investment adviser, Barings
LLC ("Barings"), the Audit Committee of the Registrant considered the replacement of KPMG LLP ("KPMG") as the Registrant's
independent registered public accounting firm for the fiscal year ending December 31, 2016.  For administrative simplicity, Barings'
recommended to the Audit Committee that the same independent registered public accounting firm be engaged for the Registrant and one other registered open-end investment company (together with Registrant, the "Funds") that Barings manages since the Funds have similar asset mixes.  Barings explained that employing two separate accounting firms could potentially result in inconsistent audit approaches based on the Funds' similar asset mixes and that using one accounting firm would assist in achieving a consistent audit approach.  Barings explained that while it was pleased with
KPMG's audit performance, it was more likely that the open-end fund platform would continue to expand, as it already had with the addition of six new series funds in 2015, and it would therefore be administratively easier to use the open-end fund's accounting firm, Deloitte & Touche LLP ("Deloitte").  The Audit Committee
reviewed the fees and expenses associated with the transition of accounting firms from KPMG to Deloitte and concluded that the year over year audit expense for the Registrant would be neutral.
Following its review and consideration of a change to the
Registrant's accounting firm, on July 18, 2016, the Audit
Committee recommended and the Board of Trustees approved the engagement of Deloitte as the Registrant's independent registered public accounting firm for the Registrant's fiscal year ending
December 31, 2016 and dismissed KPMG from that role.

KPMG's reports on the Registrant's consolidated financial
statements as of and for the fiscal years ended December 31, 2014 and December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit reports of KPMG on the effectiveness of the Registrant's
internal controls over financial reporting as of December 31, 2014 and December 31, 2015 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2014 and
December 31, 2015, and the subsequent interim period through the date of the filing of this Form N-SAR, there were (i) no
"disagreements," as that term is defined in Item 304(a)(1)(iv)
of Regulation S-K, between the Registrant and KPMG on any matters of accounting principles or practices, financial statement
disclosure, or audit scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused
KPMG to make reference to the subject matter of the disagreement(s)
in connection with its reports on the financial statements for such fiscal years and the interim period; and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for such fiscal years and the interim period.

The Registrant provided KPMG with a copy of the disclosures it is making in this Form N-SAR.  The Registrant requested that KPMG furnish a letter addressed to the Securities and Exchange
Commission (the "Commission") stating whether or not it agrees with the statements made herein.  A copy of KPMG's letter to
the Commission dated [   ] is attached as Exhibit [   ] hereto.

(b) During the fiscal years ended December 31, 2014 and
December 31, 2015, and the subsequent interim period through the date of the filing of this Form N-SAR, neither the Registrant nor anyone on its behalf has consulted with Deloitte regarding (i)
the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements and neither a written report nor oral advice was provided to the
Registrant that Deloitte concluded was an important factor
considered by the Registrant in reaching a decision as to any accounting, auditing, or financial reporting issue; and (ii) any matter that was subject of a "disagreement" as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.